Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses the Need for Technological Advancements for Green Hydrogen Production with Rice University Expert

Dr. Haotian Wang discussed his research on nano materials and the importance of durability and scalability in scaling up technologies

SANTA CLARITA, Calif. (August 13, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Haotian Wang, Associate Professor in the Department of Chemical and Biomolecular Engineering at Rice university.

Dr. Wang discussed his work on electrochemical methods for carbon capture and conversion into high-value products, as well as the development of mobile catalytic materials for more efficient and cost-effective water splitting. Dr. Wang said, “There are challenges associated with hydrogen production, particularly the high cost of green hydrogen, which is currently around $5-6 per kilo.” He mentioned the Department of Energy’s ambitious goal to reduce the cost of green hydrogen to $1 per kilo by 2030. The discussion also highlighted the need for technological advancements and supply chain collaborations to achieve this goal.

Regarding the challenges associated with using rare metals like iridium in the process of water electrolysis for hydrogen production, Dr. Wang said, “The scalability issue due to the limited global production of iridium necessitates finding alternatives that are more abundant and cost-effective, while still maintaining similar catalytic performance and durability.” Dr. Wang also mentioned another type of water electrolyzer that uses low-cost catalyst materials but has different stability issues. The focus of his research is to resolve these issues and make the process more commercially viable.

They discussed the challenges of scaling innovative ideas from the lab to industry. Dr. Wang acknowledged a gap between academic research and industrial needs, and suggested that more collaboration between universities and industry could help bridge this gap. Dr. Wang said, “In order for electrolysis to play a significant role in decarbonizing chemicals and fuels in the future, we cannot overemphasize the importance of durability and scalability in scaling up technologies.”

Dr. Haotian Wang received his PhD degree in the Department of Applied Physics at Stanford University in 2016, after which he received the Rowland Fellowship and began his independent research career at Harvard as a principal investigator. He was awarded the Sloan Fellow, Packard Fellow, CIFAR Azrieli Global Scholar, Forbes 30 Under 30, highly cited researchers, etc. He serves as the associate editor of Nano Letters. He is the co-founder and chief scientist of Solidec, a carbon capture and chemicals and fuels production company. His research group has been focused on developing novel nanomaterials for energy and environmental applications including energy storage, chemical/fuel generation, and water treatment. Dr. Wang is listed as Google Scholar at https://scholar.google.com/citations?user=dC4j6AMAAAAJ&hl=en.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Wang at https://newhydrogen.com/videos/ceo-podcast/dr-haotian-wang-rice-university.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

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NewHydrogen, Inc.

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